Exhibit 10.4
FOR IMMEDIATE RELEASE:
CONTACT:
Ben Marcovitch, Chairman	Carl Hymans
DDS Technologies USA, Inc.	G. S. Schwartz & Co.
561-750-4450	212-725-4500 ext 310

DDS TECHNOLOGIES USA, INC. COMPLETES EQUITY FINANCING

Boca Raton, Fla., (July 15, 2003) -- DDS Technologies USA, Inc. (OTCBB:DDSU), today announced it has completed a financing for approximately $1.4 million through the private placement of 392,000 units, each unit consisting of one share of common stock and a half warrant. Each whole warrant will entitle the holder to purchase an additional share of common stock for three years at an exercise price of $7.00 per share.

The Shemano Group, a leading San Francisco-based investment banking and institutional broker/dealer firm which serves as DDS' financial advisor and investment banker, facilitated the financing and private placement.

ABOUT DDS TECHNOLOGIES

DDS Technologies USA, Inc. holds the rights to a revolutionary processing technology which maximizes the net output of a broad spectrum of agricultural products.

The Company's new DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fiber, starch, etc.) and converts processing waste streams into value added products for further processing or resale.

The DDS System is a unique process whereby fragments of organic and inorganic matter are "crushed to collision" through violent accelerations and decelerations causing the dissaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein.

DDS Technologies USA, Inc. is a development stage company, which holds the exclusive license for the DDS dry dissaggregation system in North America, South America, Central America, the Caribbean (excluding Cuba) and Africa.

Certain statements in this news release that involve expectations or intentions (such as those relating to future deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA's current filings with the Securities and Exchange Commissions. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.